As filed with the Securities and Exchange Commission on August 18, 2008
Registration No. 333-65432

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
Middlefield Banc Corp.
(Exact name of registrant specified in its charter)

Ohio	34-1585111
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
15985 East High Street
Middlefield, OH 44062-0035
(Address of Principal Executive Offices) (Zip Code)
1999 Stock Option Plan
(Full title of the plan)

Thomas G. Caldwell
President and Chief Executive Officer
Middlefield Banc Corp.
15985 East High Street
Middlefield, OH 44062-0035
(Name and address of agent for service)
(440) 632-1666
(Telephone number, including area code, of agent for service)
Copies to:
Francis X. Grady, Esq.
Grady & Associates
20950 Center Ridge Road, Suite 100
Rocky River, Ohio 44116-4307
(440) 356-7255

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

SIGNATURES

EXPLANATORY NOTE
     Middlefield Banc Corp. is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by Middlefield Banc Corp. pursuant to its Registration Statement on Form S-8 (Commission File No. 333-65432 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission on July 19, 2001, with respect to shares of Middlefield Banc Corp.’s common stock, no par value, to be offered and sold pursuant to the 1999 Stock Option Plan. A total of 153,932 shares of common stock, as adjusted for stock dividends, were initially registered for issuance under the 1999 Stock Option Plan.
     Middlefield Banc Corp. has since adopted a new equity incentive plan, the 2007 Omnibus Equity Plan, which replaces the 1999 Stock Option Plan as of May 14, 2008, the date Middlefield Banc Corp.’s stockholders approved the 2007 Omnibus Equity Plan. No future awards will be made under the 1999 Stock Option Plan. The shares of common stock that were available for grant under the 1999 Stock Option Plan as of May 14, 2008, (the “Carried Forward Shares”) and any shares that otherwise would have been returned to the 1999 Stock Option Plan after May 14, 2008, on account of the cancellation, expiration, forfeiture, or other termination without delivery of awards granted thereunder are included in the reserve of shares available for issuance under the 2007 Omnibus Equity Plan. The total number of shares of common stock available for grant under the 1999 Stock Option Plan on May 14, 2008, was 65,721. The Carried Forward Shares are hereby deregistered. The Registration Statement otherwise remains in effect as to the shares of common stock remaining available for offer and sale pursuant thereto.
     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, Middlefield Banc Corp. is filing a Registration Statement on Form S-8 to register the shares of common stock available for offer or sale pursuant to the 2007 Omnibus Equity Plan (the “New Registration Statement”), including the Carried Forward Shares.
     In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carried Forward Shares from the 1999 Stock Option Plan to the 2007 Omnibus Equity Plan and (ii) to carry over from the Registration Statement to the New Registration Statement the registration fees paid for the Carried Forward Shares being registered under the New Registration Statement.
     To the extent any additional shares of common stock that remain subject to outstanding awards under the 1999 Stock Option Plan otherwise would have been returned to the 1999 Stock Option Plan after May 14, 2008, on account of the cancellation, expiration, forfeiture, or other termination without delivery of such outstanding awards, those shares of common stock instead will be included in the reserve of shares of common stock for issuance under the 2007 Omnibus Equity Plan. Accordingly, Middlefield Banc Corp. may periodically file additional post-effective amendments to the Registration Statement and additional Registration Statements on Form S-8 in order to carry forward such shares of common stock from the 1999 Stock Option Plan to the 2007 Omnibus Equity Plan for issuance thereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Middlefield, State of Ohio, on this 11th day of August, 2008.

Middlefield Banc Corp.
By:	/s/ Thomas G. Caldwell
Thomas G. Caldwell
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas G. Caldwell Thomas G. Caldwell, President, Chief Executive Officer, and Director	August 11, 2008

/s/ Donald L. Stacy Donald L. Stacy, Principal Financial and Accounting Officer	August 11, 2008

/s/ Richard T. Coyne Richard T. Coyne, Chairman of the Board and Director	August 11, 2008

/s/ Frances H. Frank Frances H. Frank, Director	August 11, 2008

/s/ James R. Heslop, II James R. Heslop, II, Executive Vice President, COO, and Director	August 11, 2008

/s/ Kenneth E. Jones Kenneth E. Jones, Director	August 11, 2008

/s/ James J. McCaskey James J. McCaskey, Director	August 11, 2008

/s/ William J. Skidmore William J. Skidmore, Director	August 11, 2008

/s/ Carolyn J. Turk Carolyn J. Turk, Director	August 11, 2008

/s/ Donald E. Villers Donald E. Villers, Director	August 11, 2008